Exhibit 99.1

For Immediate Release

CHOICE HOTELS INTERNATIONAL REPORTS FIRST QUARTER RESULTS

Domestic Pipeline of Hotels Under Construction, Awaiting Conversion or Approved for Development Increased 12%

ROCKVILLE, MD. (May 4, 2016) - Choice Hotels International, Inc. (NYSE:CHH) today reported the following highlights for the first quarter 2016:

•	Revenues for the three months ended March 31, 2016 totaled $207.1 million, an increase of 18 percent from the same period of 2015.

•	Franchising revenues for the three months ended March 31, 2016 totaled $78.7 million, an increase of 4 percent from the same period of 2015.

•	Franchising margins for the three months ended March 31, 2016 were 61.6 percent, an increase of 10 basis points from the same period of 2015.

•
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from franchising activities for the three months ended March 31, 2016 totaled $50.3 million compared to $49.0 million for the same period in 2015. EBITDA from franchising activities for the current period were impacted by approximately $2 million in the aggregate or $0.02 per share, net of tax, compared to our expectations for the quarter as a result of lower than expected increases in domestic system-wide revenue per available room (“RevPAR”) and higher than anticipated corporate development and litigation settlement costs.

•
Domestic RevPAR increased 1.2 percent in the first quarter of 2016. Domestic RevPAR performance for the first quarter of 2016 was in line with the total industry results for the primary chain scale segments in which the company competes. Compared to its focused competitive set, the company’s Comfort family of brands achieved a RevPAR index gain estimated at 170 basis points for the three months ended March 31, 2016 compared to the same period in 2015.

•
Effective income tax rate for the three months ended March 31, 2016 was 35.5 percent compared to 30.4 percent for the same period of 2015. Excluding discrete items, the effective income tax rates for the three months ended March 31, 2016 and 2015 were 33.5 percent and 31.8 percent, respectively.

•
Equity in net loss of affiliates for the three months ended March 31, 2016 totaled $2.2 million, an increase of $1.2 million from the same period of 2015. Equity losses from affiliates primarily reflect losses during the ramp up period of recently opened or under renovation Cambria properties in major urban markets.

•
Net income and diluted earnings per share (“EPS”) for the three months ended March 31, 2016 totaled $19.6 million and $0.35 per share, respectively, compared to $21.6 million and $0.37 per share in the prior year period. Compared to our previously published outlook for earnings per share for the first quarter of 2016 the impact of the discrete tax rate items and hotel equity investment performance was a reduction of approximately $0.02 per share. We anticipate the earnings per share impact of these two items will be mitigated during the balance of 2016 on account of the impact of certain other discrete tax items and performance improvement attributable to seasonality in the specific Cambria property markets.

•	Domestic royalty fees for the three months ended March 31, 2016 totaled $60.5 million, an increase of 5 percent from the same period of 2015.

•
Domestic and international units as of March 31, 2016 increased 1.1 percent and 2.3 percent, respectively, from March 31, 2015. Excluding the impact of our Comfort rejuvenation strategy, our domestic units under franchise at March 31, 2016 increased 4.6 percent from the prior year.

•	Effective domestic royalty rate for the three months ended March 31, 2016 was 4.38 percent, an increase of 7 basis points from the same period of 2015.

•	Domestic relicensing and contract renewal transactions totaled 107 for the three months ended March 31, 2016, an increase of 7 percent from the same period of 2015.

•
The company’s domestic pipeline of hotels awaiting conversion, under construction or approved for development as of March 31, 2016 increased 12 percent from March 31, 2015. The new construction domestic pipeline for the company’s Comfort family of brands as of March 31, 2016 increased 29 percent from March 31, 2015.

"We are excited about the consumer response to the program enhancements we made to our award-winning Choice Privileges program in the first quarter," said Stephen P. Joyce, president and chief executive officer, Choice Hotels. "As a result of our strong family of brands and our enhancements to the program we now have more than 26 million members and expect to add a record 4 million new members this year. We believe that improving the value of the benefits provided to our guests as well as the strength of our distribution systems will result in continued RevPAR growth for the remainder of the year. We are also optimistic that developers will continue to respond to our brands and that our franchise development results will exceed 2015 levels.”

Use of Cash Flows

Dividends

During the three months ended March 31, 2016, the company paid cash dividends totaling approximately $12 million. Based on the current quarterly dividend rate of $0.205 per common share, the company expects to pay dividends of approximately $46 million during 2016.

Share Repurchases

The company repurchased 0.1 million shares of common stock under its share repurchase program during the first quarter of 2016, at a total cost of approximately $3.6 million. The company currently has authorization to purchase up to 1.6 million additional shares under this program.

Hotel Development & Financing

Pursuant to its program to encourage acceleration of the growth of our upscale select-service Cambria hotels & suites brand, the company’s net advances in support of the Cambria brand totaled $40 million during the three months ended March 31, 2016. These advances are primarily in the form of joint venture investments, forgivable key money loans, senior and mezzanine lending and site acquisitions. At March 31, 2016, the company had approximately $167 million reflected in its consolidated balance sheet pursuant to these financial support activities. With respect to lending and joint venture investments, the company generally expects to recycle these loans and investments within a five year period.

Outlook
The company’s consolidated 2016 outlook reflects the following assumptions:
Hotel Franchising

•	EBITDA from franchising activities for full-year 2016 are expected to range between $270 million and $274 million;

•	Net domestic unit growth for 2016 is expected to be between 2% and 3%;

•	RevPAR is expected to increase between 3% and 4% for second quarter and range between 3.75% and 4.50% for full-year 2016; and

•	The effective royalty rate is expected to increase between 6 and 8 basis points for full-year 2016 as compared to full-year 2015.

Non-Hotel Franchising Activities

•
Net reductions in full-year 2016 EBITDA relating to our non-hotel franchising operations, which primarily relate to SkyTouch and vacation rental activities are expected to range between approximately $16 million and $19 million.

Other Items

•
The effective tax rate for continuing operations is expected to be approximately 32% and 33.5% for the second quarter and full-year 2016, respectively. Effective tax rates assume the adoption of Accounting Standards Update No 2016-09 “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU No. 2016-09”) during 2016 which requires that excess tax benefits and tax deficiencies related to stock compensation be recognized as income tax expense or benefit through the company’s income statement; and

•
Diluted EPS estimates are based on the current number of shares outstanding and thus do not factor in any changes that may occur due to new equity grants or any further repurchases of common stock under the company’s share repurchase program.

Consolidated Outlook

The company’s second quarter 2016 diluted EPS is expected to be at least $0.66. The company expects full-year 2016 diluted EPS to range between $2.30 and $2.35 and full year 2016 EBITDA to range between $252 million and $256 million. The EPS and consolidated EBITDA estimates assume that we incur net reductions in EBITDA related to non-hotel franchising activities at the midpoint of the range for these investments.

Conference Call

Choice will conduct a conference call on Wednesday, May 4, 2016 at 10:00 a.m. EDT to discuss the company’s first quarter 2016 results. The dial-in number to listen to the call is 1-855-638-5678, and the access code is 85804726. International callers should dial 1-920-663-6286 and enter the access code 85804726. The conference call also will be webcast simultaneously via the company’s website, www.choicehotels.com. Interested investors and other parties wishing to access the call via the webcast should go to the website and click on the Investor Info link. The Investor page will feature a conference call microphone icon to access the call.
The call will be recorded and available for replay beginning at 1:00 p.m. EDT on Wednesday, May 4, 2016 through Wednesday, May 11, 2016 by calling 1-855-859-2056 and entering access code 85804726. The international dial-in number for the replay is 1-404-537-3406 and the access code is 85804726. In addition, the call will be archived and available on www.choicehotels.com via the Investor Info link.
About Choice Hotels

Choice Hotels International, Inc.® (NYSE: CHH) is one of the world’s largest lodging companies. With more than 6,400 hotels franchised in more than 40 countries and territories, we represent more than 500,000 rooms around the globe. As of March 31, 2016, 685 hotels were in our development pipeline. Our company's Ascend Hotel Collection®, Cambria® hotels & suites, Comfort Inn®, Comfort Suites®, Sleep Inn®, Quality®, Clarion®, MainStay Suites®, Suburban Extended Stay Hotel®, Econo Lodge® and Rodeway Inn® brands provide a spectrum of lodging choices to meet guests’ needs. With more than 26 million members and counting, check out our Choice Privileges® rewards program to see how you can reap the benefits of being a member of the Choice Hotels® family. Visit us at www.choicehotels.com for more information.

SkyTouch Technology® is a business division of Choice Hotels that develops and markets cloud-based technology products, including inventory management, pricing and connectivity to third party channels, to hoteliers not under franchise agreements with the company.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume” or similar words of futurity identify such forward-looking statements.  These forward-looking statements are based on management's current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management.  Such statements may relate to projections of the company’s revenue, earnings and other financial and operational measures, company debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock and future operations, among other matters.   We caution you not to place undue reliance on any such forward-looking statements.  Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.

Several factors could cause actual results, performance or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements.  Such risks include, but are not limited to, changes to general, domestic and foreign economic conditions; foreign currency fluctuations; operating risks common in the lodging and franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems; our ability to grow our franchise system; exposure to risks related to development activities; fluctuations in the supply and demand for hotels rooms; our ability to realize anticipated benefits from acquired businesses; the level of acceptance of alternative growth strategies we may implement; operating risks associated with our international operations; the outcome of litigation; and our ability to manage our indebtedness.  These and other risk factors are discussed in detail in the company's filings with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports filed on Form 10-Q.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement Concerning Non-GAAP Financial Measurements Presented in this Press Release
EBITDA, franchising revenues, franchising SG&A, EBITDA from franchising activities and franchising margins are non-GAAP financial measurements. These measures should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by generally accepted accounting principles in the United States (“GAAP”), such as operating income, total revenues and operating margins. The company’s calculation of these measurements may be different from the calculations used by other companies and therefore comparability may be limited. The company has included an exhibit accompanying this release that reconciles EBITDA, franchising revenues, franchising SG&A and franchising margins to the most comparable GAAP financial measures. We discuss management’s reasons for reporting these non-GAAP measures below.

Earnings Before Interest, Taxes, Depreciation and Amortization: EBITDA reflects income from continuing operations excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, other (gains) and losses and equity in net income of unconsolidated affiliates. We consider EBITDA to be an indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Franchising Revenues, Franchising EBITDA, Franchising SG&A and Margins: The company reports franchising revenues, EBITDA, SG&A and margins which exclude marketing and reservation revenues, the SkyTouch Technology division, recently acquired operations that provide SaaS technology solutions to vacation rental management companies and revenue generated from the ownership of an office building that is leased to a third-party. Marketing and reservation activities are excluded since the company is required by its franchise agreements to use the fees collected for marketing and reservation activities; as such, no income or loss to the company is generated. Cumulative marketing and reservation system fees not expended are recorded as a liability in the company’s financial statements and are carried over to the next year and expended in accordance with the franchise agreements. Cumulative marketing and reservation expenditures in excess of fees collected for marketing and reservation activities are deferred and recorded as an asset in the company’s financial statements and recovered in future periods. SkyTouch Technology is a division of the company that develops and markets cloud-based technology products, including inventory management, pricing and connectivity to third party channels, to hoteliers not under franchise agreements with the company. The operations for SkyTouch Technology and our vacation rental technology solutions provider are excluded since they do not reflect the company’s core franchising business but are adjacent, complimentary lines of business. These non-GAAP measures are a commonly used measure of performance in our industry and facilitate comparisons between the company and its competitors.

Contacts
David White, Senior Vice President, Chief Financial Officer & Treasurer
(301) 592-5117
Scott Carman, Director, Public Relations
(301) 592-6361

© 2016 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc.			Exhibit 1
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
			Variance
	2016	2015	$	%
(In thousands, except per share amounts)

REVENUES:

Royalty fees	$64,859	$62,431	$2,428	4%
Initial franchise and relicensing fees	5,156	5,717	(561)	(10)%
Procurement services	5,796	4,807	989	21%
Marketing and reservation	126,361	98,713	27,648	28%
Other	4,946	3,577	1,369	38%
Total revenues	207,118	175,245	31,873	18%

OPERATING EXPENSES:

Selling, general and administrative	35,119	32,438	2,681	8%
Depreciation and amortization	2,765	2,690	75	3%
Marketing and reservation	126,361	98,713	27,648	28%
Total operating expenses	164,245	133,841	30,404	23%

Operating income	42,873	41,404	1,469	4%

OTHER INCOME AND EXPENSES, NET:
Interest expense	11,092	10,179	913	9%
Interest income	(839)	(346)	(493)	142%
Other (gains) and losses	62	(468)	530	(113)%
Equity in net loss of affiliates	2,180	1,005	1,175	117%
Total other income and expenses, net	12,495	10,370	2,125	20%

Income before income taxes	30,378	31,034	(656)	(2)%
Income taxes	10,780	9,440	1,340	14%
Net income	$19,598	$21,594	$(1,996)	(9)%

Basic earnings per share	$0.35	$0.38	$(0.03)	(8)%

Diluted earnings per share	$0.35	$0.37	$(0.02)	(5)%

Choice Hotels International, Inc.		Exhibit 2
Consolidated Balance Sheets

(In thousands, except per share amounts)	March 31,	December 31,
	2016	2015
	(Unaudited)

ASSETS

Cash and cash equivalents	$194,072	$193,441
Accounts receivable, net	102,786	89,352
Other current assets	41,258	28,160
Total current assets	338,116	310,953

Fixed assets and intangibles, net	180,352	179,433
Notes receivable, net of allowances	92,477	82,572
Investments in unconsolidated entities	66,685	67,037
Investments, employee benefit plans, at fair value	17,802	17,674
Other assets	91,831	59,341
Total assets	$787,263	$717,010

LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable	$60,619	$64,431
Accrued expenses and other current liabilities	46,616	70,807
Deferred revenue	112,076	71,587
Current portion of long-term debt	1,016	1,191
Total current liabilities	220,327	208,016

Long-term debt	892,447	812,945
Deferred compensation & retirement plan obligations	22,415	22,859
Other liabilities	37,939	69,089

Total liabilities	1,173,128	1,112,909

Total shareholders' deficit	(385,865)	(395,899)

Total liabilities and shareholders' deficit	$787,263	$717,010

Choice Hotels International, Inc.		Exhibit 3
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Three Months Ended March 31,

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$19,598	$21,594

Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	2,765	2,690
(Gain) loss on sale of assets	9	(292)
Provision for bad debts, net	655	823
Non-cash stock compensation and other charges	3,354	2,509
Non-cash interest and other (income) loss	667	506
Deferred income taxes	6,198	(233)
Equity (earnings) losses from unconsolidated joint ventures, net of distributions received	2,471	1,205

Changes in assets and liabilities:
Receivables	(14,473)	(11,624)
Advances to/from marketing and reservation activities, net	(39,804)	4,626
Forgivable notes receivable, net	(6,464)	(13,371)
Accounts payable	(3,980)	(1,152)
Accrued expenses and other current liabilities	(24,521)	(24,052)
Income taxes payable/receivable	(1,798)	2,773
Deferred revenue	40,458	7,552
Other assets	(7,238)	(9,826)
Other liabilities	(842)	437

NET CASH USED BY OPERATING ACTIVITIES	(22,945)	(15,835)

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(5,306)	(6,804)
Acquisitions of real estate	(25,389)	—
Proceeds from sales of assets	1,700	1,592
Contributions to equity method investments	(4,293)	(1,921)
Distributions from equity method investments	67	—
Purchases of investments, employee benefit plans	(896)	(1,089)
Proceeds from sales of investments, employee benefit plans	363	925
Issuance of mezzanine and other notes receivable	(7,487)	—
Collections of mezzanine and other notes receivable	109	105
Other items, net	(136)	(77)

NET CASH USED BY INVESTING ACTIVITIES	(41,268)	(7,269)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net borrowings pursuant to revolving credit facilities	79,267	20,700
Principal payments on long-term debt	(318)	(3,082)
Purchase of treasury stock	(8,857)	(6,227)
Dividends paid	(11,612)	(11,710)
Excess tax benefits from stock-based compensation	1,575	4,473
Proceeds from exercise of stock options	4,137	5,619

NET CASH PROVIDED BY FINANCING ACTIVITIES	64,192	9,773

Net change in cash and cash equivalents	(21)	(13,331)
Effect of foreign exchange rate changes on cash and cash equivalents	652	(1,004)
Cash and cash equivalents at beginning of period	193,441	214,879

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$194,072	$200,544

CHOICE HOTELS INTERNATIONAL, INC.										Exhibit 4
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM
(UNAUDITED)

	For the Three Months Ended March 31, 2016			For the Three Months Ended March 31, 2015			Change
	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort Inn	$85.39	57.7%	$49.27	$82.90	57.4%	$47.55	3.0%	30	bps	3.6%
Comfort Suites	92.40	64.1%	59.26	90.12	64.4%	58.02	2.5%	(30)	bps	2.1%
Sleep	77.71	58.7%	45.61	76.44	59.5%	45.48	1.7%	(80)	bps	0.3%
Quality	72.23	52.2%	37.72	70.18	52.6%	36.93	2.9%	(40)	bps	2.1%
Clarion	75.90	50.1%	38.06	75.30	51.5%	38.74	0.8%	(140)	bps	(1.8)%
Econo Lodge	55.99	47.3%	26.46	54.41	47.9%	26.06	2.9%	(60)	bps	1.5%
Rodeway	57.77	51.0%	29.47	53.85	52.7%	28.40	7.3%	(170)	bps	3.8%
MainStay	72.91	57.9%	42.23	73.58	66.4%	48.85	(0.9)%	(850)	bps	(13.6)%
Suburban	48.28	73.0%	35.26	46.48	74.1%	34.42	3.9%	(110)	bps	2.4%
Ascend Hotel Collection	115.55	53.7%	62.01	113.19	60.8%	68.79	2.1%	(710)	bps	(9.9)%

Total	$76.47	55.0%	$42.05	$74.59	55.7%	$41.57	2.5%	(70)	bps	1.2%

			For the Quarter Ended
			March 31, 2016	March 31, 2015

System-wide effective royalty rate			4.38%	4.31%

CHOICE HOTELS INTERNATIONAL, INC.								Exhibit 5
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	March 31, 2016		March 31, 2015		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%

Comfort Inn	1,143	88,294	1,234	95,281	(91)	(6,987)	(7.4)%	(7.3)%
Comfort Suites	566	43,669	576	44,519	(10)	(850)	(1.7)%	(1.9)%
Sleep	379	27,139	368	26,533	11	606	3.0%	2.3%
Quality	1,394	111,124	1,292	104,654	102	6,470	7.9%	6.2%
Clarion	172	23,893	180	25,380	(8)	(1,487)	(4.4)%	(5.9)%
Econo Lodge	853	52,784	853	52,602	—	182	—%	0.3%
Rodeway	519	28,931	475	26,158	44	2,773	9.3%	10.6%
MainStay	54	4,019	46	3,571	8	448	17.4%	12.5%
Suburban	59	6,634	63	7,048	(4)	(414)	(6.3)%	(5.9)%
Ascend Hotel Collection	112	9,378	110	9,405	2	(27)	1.8%	(0.3)%
Cambria hotel & suites	25	3,113	22	2,642	3	471	13.6%	17.8%

Domestic Franchises	5,276	398,978	5,219	397,793	57	1,185	1.1%	0.3%

International Franchises	1,169	110,984	1,143	105,498	26	5,486	2.3%	5.2%

Total Franchises	6,445	509,962	6,362	503,291	83	6,671	1.3%	1.3%

								Exhibit 6
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL INFORMATION BY BRAND
DEVELOPMENT RESULTS -- DOMESTIC NEW HOTEL CONTRACTS
(UNAUDITED)

	For the Three Months Ended March 31, 2016			For the Three Months Ended March 31, 2015			% Change
	New Construction	Conversion	Total	New Construction	Conversion	Total	New Construction	Conversion	Total

Comfort Inn	6	4	10	4	7	11	50%	(43)%	(9)%
Comfort Suites	2	—	2	5	2	7	(60)%	(100)%	(71)%
Sleep	2	—	2	5	—	5	(60)%	NM	(60)%
Quality	—	23	23	2	29	31	(100%)	(21)%	(26)%
Clarion	1	3	4	—	3	3	NM	—%	33%
Econo Lodge	—	14	14	—	9	9	NM	56%	56%
Rodeway	—	10	10	—	14	14	NM	(29)%	(29)%
MainStay	1	—	1	4	—	4	(75)%	NM	(75)%
Suburban	—	—	—	—	2	2	NM	(100)%	(100)%
Ascend Hotel Collection	1	1	2	1	10	11	—%	(90)%	(82)%
Cambria hotel & suites	2	—	2	2	—	2	—%	NM	—%

Total Domestic System	15	55	70	23	76	99	(35)%	(28)%	(29)%

											Exhibit 7
CHOICE HOTELS INTERNATIONAL, INC.
DOMESTIC PIPELINE OF HOTELS UNDER CONSTRUCTION, AWAITING CONVERSION OR APPROVED FOR DEVELOPMENT
(UNAUDITED)

A hotel in the domestic pipeline does not always result in an open and operating hotel due to various factors.

							Variance
	March 31, 2016 Units			March 31, 2015 Units			Conversion		New Construction		Total
	Conversion	New Construction	Total	Conversion	New Construction	Total	Units	%	Units	%	Units	%

Comfort Inn	35	84	119	33	62	95	2	6%	22	35%	24	25%
Comfort Suites	3	92	95	3	74	77	—	—%	18	24%	18	23%
Sleep Inn	—	76	76	2	73	75	(2)	(100)%	3	4%	1	1%
Quality	47	5	52	54	6	60	(7)	(13)%	(1)	(17)%	(8)	(13)%
Clarion	7	3	10	10	2	12	(3)	(30)%	1	50%	(2)	(17)%
Econo Lodge	26	4	30	28	4	32	(2)	(7)%	—	—%	(2)	(6)%
Rodeway	40	2	42	34	3	37	6	18%	(1)	(33)%	5	14%
MainStay	—	55	55	1	47	48	(1)	(100)%	8	17%	7	15%
Suburban	4	8	12	6	12	18	(2)	(33)%	(4)	(33)%	(6)	(33)%
Ascend Hotel Collection	27	20	47	22	20	42	5	23%	—	—%	5	12%
Cambria hotel & suites	5	39	44	—	23	23	5	NM	16	70%	21	91%

	194	388	582	193	326	519	1	1%	62	19%	63	12%

CHOICE HOTELS INTERNATIONAL, INC.		Exhibit 8
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

CALCULATION OF FRANCHISING REVENUES AND FRANCHISING MARGINS

(dollar amounts in thousands)	Three Months Ended March 31,
	2016	2015
Franchising Revenues:

Total Revenues	$207,118	$175,245
Adjustments:
Marketing and reservation revenues	(126,361)	(98,713)
Non-franchising activities	(2,029)	(603)
Franchising Revenues	$78,728	$75,929

Franchising Margins:

Operating Margin:

Total Revenues	$207,118	$175,245
Operating Income	42,873	41,404
Operating Margin	20.7%	23.6%

Franchising Margin:

Franchising Revenues	$78,728	$75,929

Operating Income	$42,873	$41,404
Non-franchising activities operating loss	5,656	5,301
	$48,529	$46,705

Franchising Margins	61.6%	61.5%

CALCULATION OF FRANCHISING SELLING, GENERAL AND ADMINISTRATION EXPENSES

(dollar amounts in thousands)	Three Months Ended March 31,
	2016	2015

Total Selling, General and Administrative Expenses	$35,119	$32,438
Non-franchising activities	(6,670)	(5,495)
Franchising Selling, General and Administration Expenses	$28,449	$26,943

CALCULATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")

(dollar amounts in thousands)
	Three Months Ended March 31,
	2016	2015

Income from continuing operations, net of income taxes	$19,598	$21,594
Income taxes	10,780	9,440
Interest expense	11,092	10,179
Interest income	(839)	(346)
Other (gains) and losses	62	(468)
Equity in net loss of affiliates	2,180	1,005
Depreciation and amortization	2,765	2,690
EBITDA	$45,638	$44,094

Franchising	$50,279	$48,986
SkyTouch & other	(4,641)	(4,892)
	$45,638	$44,094